NAME OF REGISTRANT
Franklin Tax-Free Trust
File No. 811-04149

EXHIBIT ITEM No. 77I(b): Terms of new or amended securities

The Franklin Alabama, Florida, Georgia, Kentucky and Louisiana Tax-Free Funds began offering Advisor Class shares on September 15, 2016.